Exhibit (a)(1)

BELK, INC.

2801 West Tyvola Road
Charlotte, North Carolina 28217-4500
(704) 357-1000

OFFER TO PURCHASE FOR CASH UP TO 3,000,000

SHARES OF CLASS A AND CLASS B COMMON STOCK OF
BELK, INC.
AT A PURCHASE PRICE OF $9.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., E.D.T., ON MAY 21, 2003,
UNLESS THE OFFER IS EXTENDED.

       This Offer to Purchase relates to the issuer’s tender offer of Belk, Inc., a Delaware corporation, to purchase up to 3,000,000 shares of its Class A and Class B common stock, $0.01 par value per share. Belk, Inc. is offering to purchase those shares at a price of $9.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated April 23, 2003, and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the “Offer.”

      Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary at Belk, Inc. Such copies will be furnished promptly at our expense.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER THEIR SHARES PURSUANT TO THIS OFFER.

      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

      The following summary section answers some of the questions you may have about this Offer. However, the summary does not describe all of the details of the Offer. You should carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal for more complete information. Where appropriate, we have included references to certain sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my shares?

      Belk, Inc. is offering to purchase up to 3,000,000 shares of our Class A and Class B common stock, par value $.01 per share. See “Section 9. Certain Information About Belk” for more detailed information.

What class and amount of shares are sought in the Offer?

      We are offering to purchase 3,000,000 shares of our Class A and Class B common stock, par value $0.01, or any lesser number of shares that stockholders properly tender in the Offer. We reserve the right to purchase additional shares of up to 2% of the outstanding shares of each class of common stock, subject to applicable legal requirements. All shares of Class A and Class B common stock will be subject to the same terms in this tender offer, including, but not limited to, price, proration (other than odd lot shares) and conditions. See “Section 1. Number of Shares; Proration” for a more detailed discussion of the Offer.

How many shares of common stock does Belk have outstanding?

      As of April 1, 2003, there were 53,233,699 Class A shares outstanding and 1,418,477 Class B shares outstanding. The shares we are offering to purchase represent approximately 5.5% of the total combined Class A and Class B shares of common stock outstanding as of April 1, 2003.

How much is Belk offering to pay for my shares and what is the form of payment?

      We are offering to purchase the shares for a cash purchase price of $9.50 per share (the “Purchase Price”). Stockholders whose shares are purchased in the Offer will receive the cash Purchase Price promptly after the expiration date. The Offer is scheduled to expire at 5:00 P.M., Eastern Daylight Time, on Wednesday, May 21, 2003 (the “Expiration Date”), unless it is extended by us. We will not pay interest on the Purchase Price under any circumstances. See “Section 1. Number of Shares; Proration” for a more detailed discussion of the Purchase Price.

How was the offer price determined?

      Belk’s board of directors has determined to offer $9.50 per share after considering recent stock trading ranges, a recent stock valuation appraisal, the limited opportunities for liquidity available for Belk stockholders and Belk’s current financial condition.

Does the Purchase Price accurately reflect the intrinsic value of my shares?

      Not necessarily. Belk does not represent that the Purchase Price accurately reflects the intrinsic value of the shares. As you know, there is currently no established trading market for the shares, excluding limited or sporadic trading. As a result, determining the fair market value of the shares can be rather difficult. The Purchase Price falls near the median of the trading range of $7.00 to $10.25 per share during fiscal 2003 as determined by market makers in the Company’s stock. The most recent trade, excluding intra-family sales, occurred on March 4, 2003 at $8.00 per share. The Purchase Price also is significantly below the book value per share of $17.49 as of February 1, 2003, the end of our fiscal year 2003. Periodically, we engage valuation appraisers to establish a value for our common stock. In the appraiser’s narrative summary, Willamette Management Associates appraised the shares at $9.50 per share, as of a valuation date of February 2, 2003. A copy of the appraiser’s narrative summary is included as an exhibit to the Tender Offer Statement on

Schedule TO filed by the Company with the Securities and Exchange Commission in connection with the Offer. See “Section 10. Discussion of Appraisal” for more detailed information.

Does Belk have the financial resources to make payment?

      Yes. We have sufficient cash on hand to complete the Offer and pay necessary expenses. We will not borrow any funds needed to complete the Offer. See “Section 11. Source and Amount of Funds” for a more detailed discussion of the source and amount of funds for the transaction.

Am I required to tender a minimum number of shares?

      No. The Offer is not subject to a condition that any minimum number of shares are tendered.

How long do I have to tender into the Offer?

      In order for you to properly tender your shares, we must receive your shares and the other documents described in this Offer to Purchase no later than 5:00 P.M. Eastern Daylight Time on Wednesday, May 21, 2003. See “Section 1. Number of Shares; Proration” and “Section 3. Procedure for Tendering Shares” for a more detailed discussion of the expiration of the Offer.

Can the Offer be extended, amended or terminated, and under what circumstances?

      We can elect to extend or amend the Offer at any time by publicly announcing the extension. If we extend the Offer, we may delay the acceptance of any shares that have been tendered. See “Section 16. Extension of the Offer; Termination; Amendments” for a more detailed discussion of extension and amendment of the Offer.

      We can terminate the Offer under certain circumstances, which include, but are not limited to, the threat or institution of legal action by a government agency that challenges the acquisition of shares under the Offer or that could materially affect our business, the threat or passage of any law or regulation that may materially impair the contemplated future conduct of our business, or any change that occurs or is threatened that may materially impair the Offer’s contemplated benefits to Belk. See “Section 6. Certain Conditions of the Offer” for a more detailed description of these and other circumstances under which we can terminate the Offer.

How will I be notified if the Offer is extended?

      We will announce any extension either through a press release or other public announcement or a subsequent mailing to the stockholders.

      We also may communicate the extension of the Offer through other means. See “Section 16. Extension of the Offer; Termination; Amendments” for a more detailed discussion of the notification procedure.

Are there any conditions to the Offer?

      We will not be obligated to purchase any shares if in our reasonable discretion at any time on or after the commencement of the Offer on April 23, 2003 and on or prior to the Expiration Date, any of the following events have occurred which make it inadvisable to proceed with the Offer:

•	a threatened, instituted or pending action by any government or administrative authority that

1.	challenges the Offer, or

2.	could materially affect our business or otherwise materially impair the contemplated future conduct of our business or the contemplated benefits of the Offer to Belk.

•	any law is enacted or regulation imposed which, directly or indirectly, may:

1.	prohibit the Offer,

2.	delay or limit our ability to pay for some or all of the shares,

3.	materially impair the contemplated benefits of the Offer to Belk, or

4.	materially affect our business or financial condition or materially impair in any way the contemplated future conduct of our business; or

•	any of the following occurs:

1.	a U.S. banking moratorium or suspension of payments,

2.	a suspension of securities trading in U.S. markets,

3.	war or any other national crisis directly or indirectly involving the U.S.,

4.	any limitation on the extension of credit by U.S. lending institutions,

5.	any significant decreases in equity prices,

6.	any change in general political, market, economic or financial conditions that could have a material adverse effect on our business or that make it inadvisable to proceed with the Offer, or

7.	if any of the above conditions exist at the time the Offer begins, a material acceleration or worsening of such condition or conditions; or

•	any change occurs or is threatened in our business that may be material which impairs the Offer’s contemplated benefits to Belk; or

•	a merger, business combination or similar transaction involving us is proposed; or

•	any entity or individual acquires or proposes to acquire beneficial ownership of more than 5% of our outstanding shares.

      See “Section 6. Certain Conditions of the Offer” for a more detailed discussion of the conditions of this Offer.

How do I tender my shares?

      Shares Held in Your Own Name. If the share certificates are registered in your own name, you should deliver the following documents to Ralph A. Pitts so that they will be received on or prior to the Expiration Date at the address specified on page 1 of the “Letter of Transmittal” enclosed with this Offer:

1.	The stock certificate(s) for the shares being tendered;

2.	A completed and signed Letter of Transmittal; and

3.	A completed and signed “Substitute W-9” (part of the Letter of Transmittal) (or IRS Form W-8BEN or IRS Form W-8ECI in the case of foreign stockholders).

      You may use the blue envelope enclosed with this Offer to Purchase to return these documents to us.

      Shares Held by Your Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf. See “Section 3. Procedure for Tendering Shares” for a more detailed discussion of the procedure for tendering shares.

What should I do if my stock certificates have been lost, stolen, destroyed or mutilated?

      If your stock certificates have been lost, stolen, destroyed or mutilated, you should contact Ralph A. Pitts immediately to obtain instructions for replacing them and check the appropriate box in the Letter of Transmittal.

In what order will tendered shares be purchased? Will tendered shares be prorated?

      If more shares are tendered than we have offered to purchase, we will purchase shares in the following order of priority:

      First, we will purchase shares from all holders of “odd lots” of less than 100 shares who properly tender all of their shares.

      Second, after purchasing all odd lots, we will purchase shares on a pro rata basis from all other stockholders who properly tender shares until we have acquired the number of shares that we have offered to purchase. Consequently, all of the shares that you tender in the Offer may not be purchased. See “Section 1. Number of Shares; Proration” for a more detailed discussion of proration.

Until what time can I withdraw previously tendered shares?

      You can withdraw shares previously tendered until 5:00 P.M., Eastern Daylight Time on Wednesday, May 21, 2003. If the Offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the Offer.

      In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after June 19, 2003. See “Section 4. Withdrawal Rights” for a more detailed discussion of withdrawal rights.

How do I withdraw previously tendered shares?

      You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to Ralph A. Pitts at Belk. We must receive the notice on or before 5:00 P.M. E.D.T. on Wednesday, May 21, 2003 before the Expiration Date. If you delivered or otherwise identified the certificates to us, you will need to provide the certificate numbers on those certificates. See “Section 4. Withdrawal Rights” for a more detailed discussion of withdrawal procedures.

Does Belk anticipate listing the shares on a national stock exchange or otherwise pursuing a public market for the shares?

      We have no current plans to list the shares on a national stock exchange or otherwise pursue a public market for the shares and do not expect an organized trading market to develop. If, however, you tender your shares in this Offer, you may lose the opportunity to participate in any initial public offering or business combination transaction in the future that may result in a higher price for your shares than the Purchase Price presented by this Offer. We have no present plans to make another tender offer of this type or to pursue a business combination or similar transaction that would create a liquidity event for stockholders.

If I decide not to tender, how will the Offer affect my shares?

      Your percentage ownership interest in the Company will increase. Your percentage interest in our future earnings will also increase. See “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase” for a more detailed discussion of the effects of the Offer.

Do Company insiders or affiliates have any material interest in the transaction?

      The Company’s directors and executive officers have advised us that they do not intend to tender their beneficially owned shares in connection with the Offer. We do not presently know the intentions of affiliates of the Company who are not directors or executive officers. See “Section 12. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” for a more detailed discussion of the interests of insiders or affiliates in the transaction. The percentage of shares owned by executive officers and directors of the Company will increase after the Offer has been completed. See “Section 8. Purpose of the Offer; Certain Effects of the Offer to Purchase” for a more detailed discussion of the effects of the Offer.

v

Does Belk recommend that I tender shares in the Offer?

      The Board of Directors has approved the Offer, but makes no recommendation as to whether stockholders should tender.

How will I be paid for my shares?

      Checks for all accepted tenders will be issued by Belk promptly after the Expiration Date. See “Section 5. Acceptance For Payment of Shares and Payment of Purchase Price” for additional information on payment for shares.

Will I have to pay taxes if I tender my shares?

      Generally, the receipt of cash by a stockholder in exchange for shares tendered in the Offer will be a taxable transaction for federal income tax purposes. The cash received will be treated either as (1) the proceeds of a sale or exchange in which capital gain or loss is recognized, measured by the difference between the cash and the stockholder’s tax basis in the shares exchanged, or (2) as a dividend subject to tax at ordinary income tax rates. The likelihood of a stockholder’s receipt of cash being treated as a sale or exchange on which capital gain (or loss) is recognized, as opposed to a dividend taxable as ordinary income, will depend on the extent to which the stockholder’s percentage ownership (both actual and constructive) of the Company’s shares is meaningfully reduced in the Offer, taking into account the effect of shares tendered by the other participating stockholders. In this regard, the Company has been advised that directors and officers of the Company (and their affiliated entities and family members) beneficially owning, in the aggregate, approximately 61.6% of the Class A common stock and approximately 5.3% of the Class B common stock, currently do not intend to participate in the Offer. Assuming their intentions do not change (and there can be no assurance in this regard), most, if not all, of the stockholders who tender shares in the Offer should undergo a reduction in their actual and constructive percentage ownership of the Company’s shares, even if the Offer is oversubscribed, and therefore should qualify for capital gains treatment. You should consult your tax advisor regarding the tax treatment of the sale of your shares in this Offer. See “Section 15. Certain Federal Income Tax Consequences” for additional federal income tax consequences of the Offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET		ii
FORWARD-LOOKING STATEMENTS		1
1.	NUMBER OF SHARES; PRORATION	2
2.	TENDERS BY OWNERS OF FEWER THAN 100 SHARES	3
3.	PROCEDURE FOR TENDERING SHARES	3
4.	WITHDRAWAL RIGHTS	5
5.	ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE	5
6.	CERTAIN CONDITIONS OF THE OFFER	6
7.	PRICE RANGE OF SHARES; DIVIDENDS	7
8.	PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER TO PURCHASE	7
9.	CERTAIN INFORMATION ABOUT BELK	8
10.	DISCUSSION OF APPRAISAL	10
11.	SOURCE AND AMOUNT OF FUNDS	13
12.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES	13
13.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT	18
14.	LEGAL MATTERS; REGULATORY APPROVALS	18
15.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	18
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS	21
17.	SOLICITATION FEES AND EXPENSES	21
18.	MISCELLANEOUS	22

FORWARD-LOOKING STATEMENTS

THIS OFFER TO PURCHASE CONTAINS FORWARD-LOOKING STATEMENTS

      Certain statements made in this Offer to Purchase, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words. Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the internet, our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute our growth strategies, anticipated benefits from the consolidation of our operating divisions and distribution facilities, the expected benefit of our new systems and technology, the expected increase in our sales and revenues generated through our proprietary charge card program and the anticipated benefits from the merchandising restructuring. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements. We believe that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements.

      Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to:

•	general economic and business conditions, both nationally and in our market areas;

•	levels of consumer debt and bankruptcies;

•	changes in interest rates;

•	changes in buying, charging and payment behavior among our customers;

•	the effects of weather conditions on seasonal sales in our market areas;

•	seasonal fluctuations in net income due to increased consumer spending during the holiday season, timing of new store openings, merchandise mix, the timing and level of markdowns and historically low first quarter results;

•	competition among department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, internet retailers, mail order retailers and off-price and discount stores;

•	the competitive pricing environment within the department and specialty store industries;

•	our ability to compete on merchandise mix, quality, style, service, convenience and credit availability;

•	the effectiveness of our advertising, marketing and promotional campaigns;

•	our ability to determine and implement appropriate merchandising strategies, merchandise flow and inventory turnover levels;

•	our realization of planned synergies and cost savings through the consolidation of our distribution facilities and functions;

•	the effectiveness of our e-commerce and gift registry strategies;

•	our ability to contain costs;

•	our ability to accomplish our logistics and distribution strategies;

•	the effectiveness of our merchandising and sales promotion consolidation and the implementation of our planning and allocation functions;

•	changes in our business strategy or development plans;

•	our ability to hire and retain key personnel;

•	changes in laws and regulations, including changes in accounting standards, tax statutes or regulations, environmental and land use regulations, and uncertainties of litigation; and

•	our ability to obtain capital to fund any growth or expansion plans.

      Our other filings with the Securities and Exchange Commission may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge. Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

1.     Number of Shares; Proration

      Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, Belk Inc., (the “Company”) will accept for payment and purchase 3,000,000 shares of Class A and Class B common stock or such lesser number of Shares as are validly tendered on or prior to the Expiration Date. The term “Expiration Date” means 5:00 P.M., E.D.T., on Wednesday, May 21, 2003, unless the Company, shall elect to extend the period of time during which the Offer is open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See “Section 16. Extension of the Offer; Termination; Amendments” for a description of the Company’s right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also “Section 6. Certain Conditions of the Offer.”

      Subject to “Section 2. Tenders by Owners of Fewer than 100 Shares,” if the Offer is oversubscribed, tendered shares will be subject to proration, as described below. The proration period also expires on the Expiration Date.

      The Company reserves the right to purchase more than 3,000,000 shares pursuant to the Offer. If (1) the Company increases or decreases the price to be paid for the shares, increases the number of shares being sought and any such increase in the number of shares being sought exceeds 2% of the outstanding shares of each class of common stock, or decreases the number of shares being sought, and (2) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in “Section 16. Extension of the Offer; Termination; Amendments,” then the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, E.D.T.

      All shares purchased pursuant to the Offer will be purchased at $9.50 per share to be paid in cash (the “Purchase Price”). All shares not purchased pursuant to the Offer, including shares not purchased because of proration, will be returned to the tendering stockholders at the Company’s expense promptly following the Expiration Date.

      If the number of shares validly tendered prior to the Expiration Date is less than or equal to 3,000,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all shares so tendered.

     Proration

      Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 3,000,000 shares (or such greater number of shares as the Company elects to purchase) are validly tendered at the Purchase Price, the Company will accept shares for purchase in the following order of priority;

(a)	first, all shares validly tendered prior to the Expiration Date by any Odd Lot Owner (as defined in “Section 2. Tenders by Owners of Fewer than 100 Shares”) who:

(1)	tenders all shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

(2)	completes the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

(b)	then, after purchase of all of the foregoing shares, all other shares validly tendered before the Expiration Date on a pro rata basis according to the number of shares tendered by each holder, if necessary (with rounding to the nearest whole share to avoid purchases of fractional shares).

      As described in “Section 15. Certain Federal Income Tax Consequences,” the number of shares the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder’s decision whether to tender shares.

2.     Tenders by Owners of Fewer Than 100 Shares

      The Company, upon the terms and subject to the conditions of the Offer, will accept for payment, without proration, all shares validly tendered on or prior to the Expiration Date by or on behalf of stockholders who beneficially held, as of the close of business on April 23, 2003, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 shares (“Odd Lot Owners”). However, to avoid proration, an Odd Lot Owner must validly tender all shares that such Odd Lot Owner beneficially owns. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more shares, even if such holders have separate stock certificates for fewer than 100 shares. Any Odd Lot Owner wishing to tender all shares beneficially owned by him or her free of proration pursuant to this Offer must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

3.     Procedure for Tendering Shares

      Proper Tender of Shares. For shares to be validly tendered pursuant to the Offer, the certificates for such shares, together with a properly completed and duly executed Letter of Transmittal (or copy thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Company. In addition, Odd Lot Owners who tender all their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in “Section 1. Number of Shares; Proration.”

      Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate tendered therewith, or (ii) if shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a Letter of Transmittal, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

      In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Company of certificates for such shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      Federal Income Tax Backup Withholding. To prevent federal income tax backup withholding equal to 30% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must notify the Company of such stockholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). See Instruction 9 of the Letter of Transmittal. For a discussion of certain other federal income tax consequences to tendering stockholders, see “Section 15. Certain Federal Income Tax Consequences.”

      EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO WHETHER HE OR SHE IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

      Guaranteed Delivery. If a stockholder desires to tender shares pursuant to an Offer and such stockholder’s certificates are not immediately available or time will not permit all required documents to reach the Company by the Expiration Date, such shares may nevertheless be tendered provided that all of the following conditions are satisfied:

(a)	such tender is made by or through an Eligible Institution;

(b)	the Company receives (by hand, mail, or overnight delivery), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

(c)	The certificates for all tendered shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or copy thereof) and any other documents required by the Letter of Transmittal, are received by the Company within five business days after the date the Company receives such Notice of Guaranteed Delivery.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of shares will be determined by the Company, in its reasonable discretion. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular shares. No tender of shares will be deemed valid until all defects and irregularities have been cured or waived. Any waiver shall apply to all stockholders. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and neither the Company nor any other person will incur any liability for failure to give such notice.

      Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a person (directly or indirectly) to tender shares for his own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that (i) such stockholder has a net long position in the shares being tendered within the meaning of Rule 14e-4, and (ii) the tender of such shares complies with Rule 14e-4. The Company’s acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer. Because the Company’s stock is not listed on an exchange or actively traded in the over-the-counter market, it may not be possible to short the shares and maintain a short position in the stock. Accordingly, this provision may not be applicable.

4.     Withdrawal Rights

      Except as otherwise provided in this “Section 4. Withdrawal Rights,” the tender of shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 5:00 P.M., E.D.T., on June 19, 2003. For a withdrawal to be effective, the Company must receive in a timely manner (at the address set forth on the last page of this Offer to Purchase) a written notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If the certificates have been delivered or otherwise identified to the Company, then, prior to the release of such certificates, the tendering stockholder must also submit the certificate numbers shown on the particular certificates evidencing the shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its reasonable discretion. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and neither the Company nor any other person will incur any liability for failure to give such notice. Any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may, however, be retendered prior to the Expiration Date by again following any of the procedures described in “Section 3. Procedure for Tendering Shares.”

      If the Company extends the Offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the Offer for any reason, then without prejudice to the Company’s rights under the Offer, the Company may, subject to applicable law, retain all tendered shares, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this “Section 4. Withdrawal Rights.”

5.     Acceptance for Payment of Shares and Payment of Purchase Price

      Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay the Purchase Price for 3,000,000 shares (subject to increase or decrease as provided in “Section 1. Number of Shares; Proration” and “Section 16. Extension of the Offer; Termination; Amendments”) or such lesser number of Shares as are validly tendered, promptly after the Expiration Date.

      The Company will pay for shares purchased pursuant to the Offer. In the event of proration, the Company will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. Certificates for all shares not purchased, including all shares not purchased due to proration, will be returned promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will the Company pay interest on the Purchase Price. In addition, if certain events occur, the Company may not be obligated to purchase shares pursuant to the Offer. See “Section 6. Certain Conditions of the Offer.”

      THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE “IRS”), 30% OF THE GROSS PROCEEDS PAID TO ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE “SECTION 3. PROCEDURE FOR TENDERING SHARES.”

6.     Certain Conditions of the Offer

      Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see “Section 16. Extension of the Offer; Termination; Amendments”), if, at any time on or after April 23, 2003 and prior to the Expiration Date, any of the following events shall have occurred:

(a)	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (i) challenges the making of the Offer, the acquisition of shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or its subsidiaries or materially impair the Offer’s contemplated benefits to the Company; or

(b)	there shall have been any action threatened or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, or enforced applicable to the Offer or the Company or its subsidiaries, by any court or any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign which would directly or indirectly:

(1)	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer;

(2)	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares;

(3)	materially impair the contemplated benefits of the Offer to the Company; or

(4)	materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or its subsidiaries; or

(c) there shall have occurred:

(1)	the declaration of any banking moratorium or suspension of payments in respect of banks in the United States;

(2)	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(3)	the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

(4)	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which might affect, the extension of credit by banks or other lending institutions in the United States;

(5)	any significant decrease in the level of market prices of equity securities in the United States or abroad or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company’s business, operations or prospects or the trading in the shares or that makes it inadvisable to proceed with the Offer; or

(6)	if any of the above conditions exists at the time the Offer begins, a material acceleration or worsening of such condition or conditions; or

(d)	any change shall have occurred or be threatened in the business, condition (financial or other), income, operations, share ownership or prospects of the Company and its subsidiaries, taken as a whole, which is or may be material to the Company or any other event shall have occurred which materially impairs the Offer’s contemplated benefits; or

(e)	a tender or exchange offer for any or all of the shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or its subsidiaries, shall have been proposed, announced or made by any entity or person; or

(f)	any entity or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such entity or person which has acquired beneficial ownership of more than 5% of the outstanding shares prior to April 23, 2003).

      The foregoing conditions are for the Company’s sole benefit. The Company may assert them regardless of the circumstances giving rise to any such condition or they may be waived by the Company in its reasonable discretion in whole or in part. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date.

7.     Price Range of Shares; Dividends

      There is currently no established trading market for the shares (excluding limited or sporadic trading). During the Company’s fiscal year ended February 1, 2003 (“fiscal year 2003”), trades of shares took place at prices between $7.00 and $10.25 per share. The most recent trade, excluding intra-family sales, occurred on March 4, 2003 at a price of $8.00 per share.

      The Company customarily declares cash dividends in the first quarter of each fiscal year on its outstanding Class A and Class B common stock with respect to the Company’s performance in the previous fiscal year. The amount of dividends paid out with respect to the fiscal year ending January 31, 2004 (“fiscal year 2004”) and each subsequent year will be determined at the sole discretion of the Board of Directors based upon the Company’s results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors. The following table sets forth the cash dividends per share declared during each quarter during the last two fiscal years, and during the first quarter of the current fiscal year.

	52 Weeks	52 Weeks	52 Weeks
	Ending	Ending	Ending
	January 31, 2004	February 1, 2003	February 2, 2002

First quarter	$0.275	$0.25	$0.25
Second quarter	N/A	N/A	N/A
Third quarter	N/A	N/A	N/A
Fourth quarter	N/A	N/A	N/A

8.     Purpose of the Offer; Certain Effects of the Offer to Purchase

      As described above, the Offer is part of a plan intended to enhance stockholder value and provide liquidity for the stockholders. The Offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in the Company if they so desire. The Offer will increase the Company’s debt to equity ratio, with an attendant increase in the risks and rewards for persons who retain a continuing equity interest in the Company. In addition, stockholders who decide not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company’s future earnings and assets, subject to increased risks resulting from higher leverage and subject to the Company’s ability to issue additional shares or other equity securities in the future.

      The Offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to sell those shares for cash without the usual transaction costs associated with open-market sales. If the purchase of shares in the Offer reduces the number of stockholders of record, the costs to provide services to stockholders may be reduced.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

      Following completion of the Offer, the Company may repurchase additional shares, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the shares, the results of the Offer, the Company’s business and financial position and general economic and market conditions.

      Shares the Company acquires pursuant to the Offer will be retired.

9.     Certain Information About Belk

      Business Profile. Belk, Inc., together with its subsidiaries, is the largest privately owned department store business in the United States, with total revenues of approximately $2.24 billion for the fiscal year ended February 1, 2003. The Company and its predecessors have been successfully operating department stores since 1888 by providing superior service and merchandise that meets customers’ needs for fashion, value and quality.

      The Company operates 214 retail department stores in 13 states in the southeastern United States. The Company seeks to provide customers the convenience of one-stop shopping, with a dominant merchandise mix and extensive offerings of brands, styles, assortments and sizes. The Company sells top national brands of fashion apparel, shoes and accessories for women, men and children, as well as cosmetics, home furnishings, housewares, gifts and other types of quality merchandise. The Company also sells exclusive private label brands, which offer customers differentiated merchandise selections at better values. Larger Company stores may include hair salons, spas, restaurants, optical centers and other amenities.

      Although the Company operates 50 Belk stores that exceed 100,000 square feet in size, most Belk stores range from 50,000 to 80,000 square feet. Most of the Belk stores are anchor tenants in major regional malls and shopping centers, primarily in medium and smaller markets. In addition to the department stores, the Company operates two stores that sell limited selections of cosmetics, hosiery and accessories for women under the “Belk Express” store name. In the aggregate, the Belk stores occupy approximately 17.4 million square feet of space.

      Management of the Belk stores is organized into four regional operating divisions, with each unit headed by a division chairman and a director of stores. Each division supervises a number of stores and maintains an administrative office in the markets served by the division. Division offices provide overall management and support for the Belk stores in their regions. Belk Stores Services, Inc., a subsidiary of Belk, Inc., and its subsidiary Belk Administration Company, along with Belk International, Inc., a subsidiary of Belk, Inc., and its subsidiary, Belk Merchandising Company, LLC (collectively “BSS”), coordinate the operations of Belk stores on a company-wide basis by providing services to the Belk division offices and stores, such as merchandising, marketing, advertising and sales promotion, information systems, human resources, public relations, accounting, real estate and store planning, credit, legal, tax, distribution and purchasing.

      The Company was incorporated in Delaware in 1997. The Company’s principal executive offices are located at 2801 West Tyvola Road, Charlotte, North Carolina 28217-4500, and its telephone number is (704) 357-1000.

Selected Financial Data

      The historical selected data presented below are derived from audited consolidated financial statements of the Company as of and for the fiscal year ended February 1, 2003. The pro forma financial data presented below give effect to the purchase by the Company of 3,000,000 Shares of common stock at $9.50 per share pursuant to the Offer as if the Offer were completed as of February 1, 2003, in the case of balance sheet data, and as of February 2, 2002, in the case of statement of income data. This pro forma financial data is presented for informational purposes and is not indicative of the operating results that would have occurred had the Offer been consummated as of these dates. Accordingly, this pro forma data is not necessarily indicative of future results. The financial data presented below should be read in conjunction with the consolidated financial statements of the Company, and the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

	Fiscal Year Ended
	February 1, 2003

	Actual	Pro Forma

	(dollars in thousands, except per
	share data)
Statement of Income Data
Net Income Per Share	$1.53	$1.62
Weighted Average Shares Outstanding	54,742,994	51,742,994
Balance Sheet Data
Working Capital	$670,448	$641,947
Total Assets	1,736,102	1,707,602
Stockholders’ Equity	954,284	925,783
Book Value Per Share	17.49	17.95

      Additional Information. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company’s directors and officers, their compensation, the principal owners of the Company’s securities and any material interest of such persons in transactions with the Company. The Company also has filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC, which includes certain additional information relating to the Offer. These filings are available on our Internet website at www.belk.com. You may also obtain copies of the Schedule TO and the exhibits thereto by requesting them in writing or by telephone at the address or telephone number listed on the last page of this Offer to Purchase. Such material also may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and also on the SEC website at www.sec.gov. Copies may also be obtained by mail for prescribed rates from the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

      Documents Incorporated by Reference. The SEC allows us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Purchase, except for any information superseded by information in this Offer to Purchase or in any document subsequently filed with the SEC which is also incorporated by reference. This Offer to Purchase incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that we have previously filed with the SEC. These documents contain important information about us and our financial performance.

•	Annual Report on Form 10-K for the fiscal year ended February 1, 2003 (as filed on April 23, 2003); and

•	All reports and definitive proxy or information statements that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and before the expiration date.

      You can obtain any of these documents from us or from the SEC’s public reference facility or web site at the addresses described above. These documents are available from us without charge, excluding any exhibits to those documents. You also can obtain any of these documents by requesting them in writing or by telephone from us at the address or telephone number listed on the last page of this Offer to Purchase. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail promptly after we receive your request.

10.     Discussion of Appraisal

      From time to time, the Company has, for various tax and other purposes, engaged Willamette Management Associates (“Willamette”) to conduct an appraisal of the fair market value of minority interest blocks (i.e. non-controlling positions) of the Company’s common stock. The most recent appraisal was conducted as of February 2, 2003, and appraised the value of the common stock at $9.50 per share. The Board of Directors of the Company considered the appraisal in determining to offer $9.50 per share to purchase shares pursuant to the Offer. A copy of the appraiser’s narrative summary prepared by Willamette is included as an exhibit to the Schedule TO filed with the SEC.

      The appraisal is based upon three principal valuation methodologies: (1) the guideline publicly traded company method, which applies trading multiples from comparable public companies to Belk’s core business activities; (2) the discounted cash flow method, which calculates the present value of the Company’s estimated future net cash flows; and (3) an analysis of historical transactions in the Company’s stock. A 30% discount is applied to the valuations derived by the guideline publicly traded company method and the discounted cash flow method, to reflect the relative lack of marketability of the shares.

      Willamette’s analysis involved a review and analysis of the following information, which Willamette represented was a reasonable and adequate basis for its appraisal: (1) the nature of the business and history of the Company; (2) the Company’s book value, financial condition, earning and dividend paying capacity, and any goodwill or other intangible value in the Company; (3) prior sales of the common stock; (4) market prices and performance characteristics of comparable publicly traded companies engaged in the same or similar lines of business; (5) long-term investment rates of return found in the capital markets; and (6) the operating prospects of the Company.

      The summary of the appraisal set forth below does not purport to be a complete description of the analyses performed, or the matters considered, by Willamette in rendering its appraisal. Willamette believes that its analyses and the description set forth below must be considered as a whole and that selecting portions of such description or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying the appraisal. In rendering its appraisal, Willamette applied its judgment to a variety of complex analyses and assumptions which are not readily susceptible to description beyond that set forth herein. The fact that any specific analysis is referred to in the summary is not meant to indicate that such analysis was given greater weight than any other analysis. Although Willamette was advised that certain assumptions were appropriate (described more fully below), no conditions or limitations were imposed on the scope of the investigation by Willamette or the methods and procedures to be followed by Willamette in rendering the appraisal.

      Qualifications to Appraisal. Willamette was not requested to and did not (a) select the method of determining the Offer price; (b) make any recommendations to the Board of Directors of the Company or any stockholder of the Company with respect to whether to approve the Offer or to tender shares into the Offer; or (c) express any opinion as to (i) the impact of the Offer with respect to any stockholder of the Company who does not participate in the Offer, (ii) the tax consequences of the sale of shares pursuant to the Offer, (iii) the impact of the Offer on the capital structure or financial performance of the Company or (iv) the fairness or advisability of any alternatives to the Offer. Further, Willamette did not express any opinion as to the fairness of any terms of the Offer, including, without limitation, the Purchase Price.

      Assumptions. In rendering its appraisal, Willamette relied, without independent verification, on the accuracy and completeness in all material respects of all financial and other information that was furnished or otherwise communicated to Willamette. Willamette also relied on assurances that: (a) any financial projections or pro forma statements or adjustments provided to Willamette (including the budgets and projections related to the Company) were in the judgment of the Company reasonably prepared or adjusted on bases consistent with actual historical experience or reflecting the best currently available estimates and good faith judgments; (b) no material changes have occurred in the information reviewed between the date the information was provided and the date of the appraisal; and (c) the Company is not aware of any information or facts regarding the Company that would cause the information supplied to Willamette to be incomplete or misleading in any material respect. Willamette stated that nothing came to its attention that would lead it to believe any of the foregoing is inaccurate, incomplete or misleading in any material respect.

      The following paragraphs summarize the material quantitative and qualitative analyses performed by Willamette in arriving at the appraisal delivered to the Company’s Board of Directors.

      Historical Financial Position. In rendering its appraisal, Willamette reviewed and analyzed the historical and current financial condition of the Company which included: (1) an assessment of the Company’s recent financial statements for the previous five fiscal years; (2) an analysis of the Company’s revenue, growth and operating performance trends; and (3) an assessment of the Company’s historical margin fluctuations.

      Analysis of Certain Guideline Publicly Traded Companies. Using publicly available information, Willamette reviewed the stock prices, market multiples, profitability and certain other characteristics for certain guideline publicly traded companies in the retail department store industry. The companies included in the analysis were Bon-Ton Stores, Inc., Dillards, Inc., Elder Beerman Stores Corp., Federated Department Stores, Inc., Gottschalks, Inc., J. C. Penney Company, Inc., Kohl’s Corporation, May Department Stores Company, Nordstrom, Inc., Saks, Inc., SteinMart, Inc., and Target Corp. Willamette determined that the estimated applicable market multiples based upon the public companies’ latest twelve months and five year averages for sales, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation, and amortization), debt-free net income, debt-free cash flow, and book equity, were as follows in the table below.

				Debt-free	Debt-free
Estimated Applicable Market Multiples	Sales	EBIT	EBITDA	net income	cash flow	Book equity

Latest Twelve Months	.45x	7.0x	4.5x	11.5x	5.5	0.8x
Five Year Averages	.50	8.0	5.5	13.0	7.5	N/A

      No company used in the analysis of publicly traded companies is identical to the Company. Accordingly, Willamette’s analyses took into account differences in the financial and operating characteristics of the Company and other factors that would affect the public trading value. Based on this analysis, Willamette estimated a market value of invested capital (consisting of both debt and equity) of the Company of $1.19 billion. After subtracting the Company’s interest-bearing debt of approximately $365.55 million, the implied value of the Company’s common equity is $824.45 million.

      Discounted Cash Flow Analysis. Willamette performed a discounted cash flow analysis of the projected cash flows of the Company for the fiscal years 2004 through 2008, based on projections provided by the management of the Company through fiscal year end 2006 and Willamette’s independent analysis of such projections and the assumptions upon which they were based. The discounted cash flows for the Company were estimated using a discount rate of 12.4%, based on estimates related to the weighted average cost of capital of the Company, and terminal values based on an assumed long term annual growth rate of 3.0% for fiscal year 2009 and beyond. Based on this analysis, Willamette estimated a market value of invested capital of the Company of $1.153 billion. After subtracting the Company’s interest-bearing debt of approximately $365.55 million, the implied value of the Company’s common equity is $787.35 million.

      Other Adjustments. Two other adjustments were necessary. First, the Company has exposure to certain interest rate hedging transactions that could result in repaying debt in excess of the face value of the debt, due to the general decline in interest rates over the past three years. This liability exposure, with a book value of approximately $14.5 million, is treated as non-interest-bearing debt and is subtracted from the market value of equity capital. Second, because these valuation indications are drawn from prices and returns seen on common stocks trading on existing public markets that routinely provide liquidity for buying or selling such stock, an adjustment is necessary to reflect the relative lack of such liquid, public markets for the sale or purchase of Company shares. This adjustment for the relative lack of marketability of the shares, expressed in the form of a 30% discount, is based on Willamette’s analysis of theoretical models and empirical data on transactions of common stock that have a similar lack of marketability. The application of these two adjustments resulted in an indicated value of the Company’s common equity of $553.95 million, or approximately $10.15 per share.

      Previous Share Transaction Analysis. Willamette reviewed previous transactions in the Company’s common stock to determine if any of the prior transactions would provide a meaningful indication of value. Arm’s-length transactions between unrelated parties involving the Company’s common stock as of a date proximate to the valuation date can provide meaningful evidence of value if the transactions are timely and at arm’s-length. This valuation method is not always reliable if: (1) the sales are rare or not timely; (2) the number of shares sold differ substantially from the shares to be valued currently; or (3) it is difficult to establish if the selling price to a related party or a family member is an arm’s-length price. The details of stock transactions must be investigated to estimate whether they are true indicators of value. Willamette compiled a list of share transactions over the last two years, and constructed a point graph illustrating the pricing trend over that period. Based upon the known terms of the transactions, and the timeliness of the most recent trades, Willamette concluded that there is evidence to suggest a normative value of $8.00 per privately-marketable share. Because these common stock transactions are conducted under illiquid, private market conditions, no other adjustments such as those described above are required.

      Weights Accorded the Methodologies. In developing the indicated fair market value of the shares, Willamette placed relatively more weight on the results of the guideline publicly traded company analysis and discounted cash flow analysis methodologies than the previous share transaction analysis. This decision is due partly to the fact that the maximum number of shares to be repurchased in the tender offer is larger than the blocks of shares typically sold in private transactions in the Company’s stock, making that methodology less meaningful. After applying the appropriate weights, Willamette appraised the value of the common stock at $9.50 per share.

      While the foregoing summary describes all analyses and factors that Willamette deemed material in its appraisal, it is not a comprehensive description of all analyses and factors considered by Willamette. The preparation of an appraisal is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances, and therefore such an appraisal is not readily susceptible to summary description. Willamette believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the appraisal. In arriving at its appraisal, Willamette considered the results of all such analyses. Willamette did not separately consider to what extent any one of the analyses supported or did not support the appraisal or otherwise assign relative weights to the factors considered. In performing its analyses, Willamette considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Willamette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to reflect the prices at which the business actually may be sold. Furthermore, no appraisal is being expressed as to the prices at which shares of the Company’s common stock may trade at any future time.

      In conducting the appraisal, Willamette has relied, without independent verification, on the accuracy and completeness of all financial information provided to it by the Company or contained in financial statements of the Company used by it to prepare the appraisal. These qualifications to the appraisal may diminish its usefulness to the stockholders in determining whether to tender their shares in the Offer. In conducting its appraisal, Willamette applied its judgment to a variety of complex analyses and assumptions which are not readily susceptible to description beyond that set forth herein.

      Since its founding in 1969, Willamette has provided information, research, investment banking, consulting and valuation services to clients throughout the United States, including companies engaged in the management and operation of retail businesses. The independent professional financial analysis and valuation activities of Willamette include financial advisory services, intangible asset appraisals and security valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

      As part of its independent professional financial analysis and valuation services, Willamette is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and reorganizations and for estate, tax, corporate and other purposes. Willamette has performed valuation services for other retail businesses like the businesses operated by the Company and was selected because of its experience in providing similar services to the Company and other parties in connection with similar engagements.

      Willamette was paid a fee in connection with preparing the appraisal, no portion of which was conditioned upon the value reported in the appraisal. Willamette has received customary compensation for its previous appraisal and other valuation work on behalf of the Company.

11.     Source and Amount of Funds

      Assuming that the Company purchases all 3,000,000 shares pursuant to the Offer, at a Purchase Price of $9.50 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $28,700,000.

      The Company plans to obtain the funds needed for the Offer from cash on hand. The Company will not borrow any of the funds needed to complete the Offer.

12.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

      As of April 1, 2003, the Company had 53,233,699 shares of its Class A common stock outstanding and 1,418,477 shares of its Class B common stock outstanding. The Company has reserved an additional 2,800,000 Class B shares for issuance under its 2000 Incentive Stock Plan and has 2,705,816 shares available for issuance under such plan. The 3,000,000 shares that the Company is offering to purchase represent approximately 5.5% of the outstanding combined Class A and Class B shares. As of April 1, 2003, the directors and executive officers of the Company as a group (13 persons) beneficially owned an aggregate of 32,810,065 shares of Class A common stock (representing approximately 61.6% of the total outstanding Class A shares) and 75,476 shares of Class B common stock (representing approximately 5.3% of the total outstanding Class B shares) for a total of 60.17% of total outstanding combined Class A and Class B shares. Directors, officers and employees of the Company who own the Company’s shares may participate in the Offer on the same basis as the Company’s other stockholders. However, the Company’s directors and executive officers have advised us that they do not intend to tender any of their beneficially owned shares in this Offer.

      Assuming the Company purchases 3,000,000 shares pursuant to the Offer, then after the purchase of shares pursuant to the Offer, the Company’s directors and executive officers as a group would own beneficially approximately 63.67% of the total outstanding shares, assuming no shares are tendered by directors and executive officers.

      Based upon the Company’s records, and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor its subsidiaries nor, to the best of the Company’s knowledge, any of its executive officers or directors, nor any affiliate of any of the foregoing, had effected any transactions involving the shares during the 60 days prior to the date hereof, except for stock grants issued under executive compensation plans and the transactions listed below.

      On January 3, 2003, the following transactions occurred:

•	each of Thomas M. Belk, Jr., H.W. McKay Belk, and John R. Belk, each executive officers and directors of the Company, surrendered Belk, Inc. Class A common stock to the Company at a price of $8.90 per share to repay amounts owed on outstanding loans to them by the Company. Thomas M. Belk, Jr. and H.W. McKay Belk each surrendered 68,171 shares valued at $606,719, and John R. Belk surrendered 56,180 shares valued at $500,000.

      On February 20, 2003, the following transactions occurred:

•	each of Thomas M. Belk, Jr., H.W. McKay Belk, and John R. Belk, gifted shares of Belk, Inc. Class A common stock to Katherine McKay Belk as custodian for his minor children. Thomas M. Belk, Jr. gifted 39,885 shares; H.W. McKay Belk gifted 12,355 shares; and John R. Belk gifted 33,579 shares.

•	Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk, Katherine McKay Belk and Katherine Belk Morris, trustees of the Katherine M. Belk Irrevocable Trust dated November 6, 2000, transferred 224,718 shares of Class A common stock to Katherine McKay Belk, the Grantor.

•	Katherine McKay Belk transferred 112,359 shares of Class A common stock to Katherine McKay Belk Cook Grantor Retained Annuity Trust Number One dated November 14, 2002, and 112,359 shares of Class A common stock to Katherine McKay Belk Cook Grantor Retained Annuity Trust Number Two dated November 14, 2002.

•	Katherine McKay Belk received 90,761 shares of Class A common stock from Thomas M. Belk, Jr., John R. Belk, H.W. McKay Belk and Katherine Belk Morris to be held as custodian for her grandchildren.

•	Katherine McKay Belk transferred 55,293 shares of Class A common stock that she had held as custodian to a grandchild who turned 21.

•	Katherine Belk Morris gifted 7,413 shares of Class A common stock to her children.

•	Katherine Belk Morris transferred 84,030 shares of Class A common stock that she had held as a custodian to a child who turned 21.

•	Katherine Belk Morris and husband Charles Walker Morris, the trustees of Miss Katherine Belk Morris Irrevocable Trust, dated January 10, 2003, received 141,794 shares of Class A common stock from Miss Katherine Belk Morris.

      On March 12, 2003, the following transactions occurred:

•	Katherine McKay Belk, as trustee of the Katherine M. Belk Cook Charitable Remainder Unitrust dated November 1, 2002, transferred 3,761 shares of Class A common stock to Katherine McKay Belk.

•	Katherine McKay Belk transferred 3,761 shares to the Katherine M. Belk Irrevocable Trust dated November 6, 2000. Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk, Katherine McKay Belk and Katherine Belk Morris are trustees.

•	H.W. McKay Belk gifted 24,024 shares of Class A common stock to his children.

•	Katherine McKay Belk received 24,024 shares of Class A common stock from H.W. McKay Belk to be held as custodian for her grandchildren.

      On March 27, 2003, the following transactions occurred:

•	Katherine Belk Morris gifted 78,652 shares of Class A common stock to her children.

•	Katherine McKay Belk received 52,419 shares of Class A common stock from Katherine Belk Morris to be held as custodian for her grandchildren.

•	Katherine Belk Morris and husband Charles Walker Morris, the trustees of Miss Katherine Belk Morris Irrevocable Trust, dated January 10, 2003, received 26,233 shares of Class A common stock from Miss Katherine Belk Morris.

SECURITY OWNERSHIP

      The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B common stock as of April 1, 2003 owned by the following persons:

(a) each executive officer; and

(b) each director of the Company.

	Shares of Class A
	Common Stock	Percent	Shares of Class B	Percent
	Beneficially	of	Common Stock	of
Name of Beneficial Owner	Owned(1)	Class(2)	Beneficially Owned(1)	Class(3)

Directors and Executive Officers:
John M. Belk(4)	14,364,464	27.0%	14,991	1.1%
Thomas M. Belk, Jr.(5)	5,997,030	11.3	7,496	*
H.W. McKay Belk(6)	5,997,587	11.3	4,914	*
John R. Belk(7)	6,065,610	11.4	4,914	*
Sarah Belk Gambrell(8)	9,699,810	18.2	0	*
J. Kirk Glenn, Jr.(9)	2,691,014	5.1	0	*
Karl G. Hudson, Jr.(10)	8,866	*	0	*
B. Frank Matthews, II(11)	906,982	1.7	0	*
John A. Kuhne(12)	311,636	*	0	*
Ralph A. Pitts	0	*	33,439	2.4
Brian T. Marley	0	*	9,722	*
Mary R. Delk	0	*	0	*
Edward J. Record	0	*	0	*
All executive officers and directors as a group (13 persons)	32,810,065	61.6%	75,476	5.3%

*	Beneficial ownership represents less than 1% of the applicable class of the Company’s outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as being beneficially owned by them.

(2)	53,233,699 shares of Class A common stock were outstanding as of April 1, 2003.

(3)	1,418,477 shares of Class B common stock were outstanding as of April 1, 2003.

(4)	Includes:

•	2,079,910 shares held by Montgomery Investment Company, of which John M. Belk is the majority shareholder.

•	1,494,019 shares held by Brothers Investment Company, which corporation is equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	15,448 shares held by Mary Claudia, Inc., of which John M. Belk is the majority shareholder.

•	13,555 shares held by Claudia Watkins Belk Grantor Trust dated 2/23/96, 21,862 shares held by Claudia W. Belk, Tr. u/a f/b/o Mary Claudia Belk and 102,070 shares held by Mary Claudia Belk Irrevocable Trust dated 1/4/94. Claudia W. Belk, trustee, is John M. Belk’s wife.

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

(5)	Includes:

•	1,494,019 shares held by Brothers Investment Company, which corporation is equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	233,786 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	29,107 shares held by his wife, Sarah F. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,642,994 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

(6)	Includes:

•	1,494,019 shares held by Brothers Investment Company, which corporation is equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	254,895 shares held by H.W. McKay Belk as custodian for his minor children.

•	30,618 shares held by his wife, Nina F. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,642,994 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

(7)	Includes:

•	1,494,019 shares held by Brothers Investment Company, which corporation is equally owned by John M. Belk and the heirs of Thomas M. Belk. Voting and investment power is shared by John M. Belk, Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	216,274 shares held by John R. Belk as custodian for his minor children.

•	46,401 shares held by his wife, Kimberly D. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,642,994 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is vested in Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

(8)	Includes:

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by John M. Belk, Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by John M. Belk, Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	19,711 shares held in the name of Sarah Belk Gambrell on the Company’s stock records, but Mrs. Gambrell takes the position that the said shares were transferred without her consent and she does not currently claim ownership of those shares.

(9)	Includes:

•	871 shares held by his wife, Madlon C. Glenn.

•	1,501,410 shares held by James K. Glenn, Jr., Trustee under Will of Daisy Belk Mattox, 587,582 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr., et al, and 391,897 shares held by John Belk Stevens Trust U/W ITEM III, Section A f/b/o Sara S. Glenn. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee.

(10)	Includes 1,500 shares held by his wife, Catherine W. Hudson.

(11)	Includes:

•	166,707 shares held by First Union National Bank of N. C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J. H. Matthews, Jr. The trustees named have voting and investment power with respect to such shares.

•	70,976 shares held by Robinson Investment Company, 500 shares held by his wife, Betty C. Matthews, 435,131 shares held by Matthews Group Limited Partnership and 232,196 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II.

(12)	Includes 289,876 shares held by his wife, Lucy S. Kuhne.

13.     Effects of the Offer on the Market for Shares; Registration Under the Exchange Act

      There is currently no established trading market for the Company’s Class A or Class B common stock (excluding limited or sporadic trading). The Company’s purchase of shares pursuant to the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. The shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and the SEC. The Company has no current plans to list the shares on a national stock exchange or otherwise to pursue a public market for the shares, and does not expect an organized trading market to develop. However, stockholders who tender shares in this Offer may lose the opportunity to participate in any initial public offering or business combination transaction in the future that may result in a higher price for the shares than the Purchase Price presented by this Offer. Currently, we do not expect to make another tender offer of this type or to pursue a business combination or similar transaction that would create a liquidity event for stockholders.

14.     Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by the Company as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may be required to delay the acceptance for payment of, or payment for, shares tendered pursuant to this Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that the failure to obtain any approval or other action might not result in adverse consequences to the Company’s business. Our obligations under the Offer to accept for payment, and pay for, shares are subject to the conditions specified in “Section 6. Certain Conditions of the Offer.”

15.     Certain Federal Income Tax Consequences

      The following summary is a general discussion of certain of the United States federal income tax consequences of the Offer. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service.

      This summary does not discuss any aspects of state, local, foreign or other tax laws. This summary also does not discuss the tax consequences to foreign stockholders or other types of stockholders subject to special treatment under the federal income tax laws, including banks, insurance companies, mutual funds, and tax-exempt organizations. Such stockholders should consult their tax advisors regarding the tax consequences of the Offer to them.

      In General. A stockholder’s exchange of shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. For purposes of this discussion, stockholders are assumed to hold their shares as capital assets.

      Treatment as a Sale or Exchange. Under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), a transfer of shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the shares (rather than as a corporate dividend distribution) if the receipt of cash upon the sale (a) is “substantially disproportionate” with respect to the stockholder, (b) results in a “complete termination” of the stockholder’s interest in the Company or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. These tests (the “Section 302 tests”) are explained more fully below.

      If any of the Section 302 tests is satisfied, a tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder’s basis in the shares sold pursuant to the Offer. If the shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. Net long-term capital gain from the sale of shares held for more than one year is taxed at a maximum federal income tax rate of 20 percent. Therefore, a tendering stockholder may wish to take the various bases and holding periods of his shares, if such characteristics are not uniform, into account in determining which shares to tender.

      Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account not only shares actually owned by the stockholder, but also shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, as well as any shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

      The Section 302 Tests. One of the following tests must be satisfied in order for the sale of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

(a) Substantially Disproportionate Test. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if (i) the percentage of the total voting shares actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the stockholder immediately before the sale (treating shares sold pursuant to the Offer as outstanding), and (ii) the stockholder owns, actually and constructively, less than 50% of the total combined voting power of all classes of stock entitled to vote immediately after the redemption.

(b) Complete Termination Test. The receipt of cash by a stockholder will be a complete termination of the stockholder’s interest if either (i) all of the shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (ii) all of the shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. Stockholders should consult their tax advisors as to whether such an election is desirable.

(c) Not Essentially Equivalent to a Dividend Test. The receipt of cash by a stockholder will not be essentially equivalent to a dividend if the stockholder’s sale of shares pursuant to the Offer results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. However, the IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation, who exercises no control over corporate affairs, may constitute such a “meaningful reduction.” Stockholders expecting to rely upon the “not essentially equivalent to a dividend” test should consult their own tax advisors as to its application in their particular situation.

      All shares tendered by stockholders in the Offer will be taken into account in determining whether a particular stockholder meets one of the Section 302 Tests. Further, although the issue is not free from doubt, a stockholder may be able to take into account acquisitions or dispositions of shares (including market purchases and sales) substantially contemporaneous with the Offer in determining whether any of the Section 302 tests is satisfied.

      Because the ability of a particular stockholder to meet one of the Section 302 tests depends on a “before” and “after” comparison of the stockholder’s percentage ownership of the Company’s outstanding shares, the extent to which other stockholders sell their shares in the Offer will affect the particular stockholder’s ability to meet a Section 302 test. Further, in the event that the Offer is oversubscribed, the

Company’s purchase of shares pursuant to the Offer will be prorated. In such case, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, not all of the shares will be purchased by the Company, which in turn may adversely affect the stockholder’s ability to satisfy the Section 302 tests. Thus, a stockholder cannot be assured of being able to qualify under a Section 302 test at the time the stockholder determines to tender shares in the Offer. However, as discussed in “Section 12. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”, the Company has been advised that directors and executive officers of the Company (and their affiliated entities and family members) owning, in the aggregate, approximately 61.6% of the Class A common stock and approximately 5.3% of the Class B common stock, currently do not intend to participate in the Offer. Assuming their intentions do not change (and there can be no assurance in this regard), most, if not all, of the stockholders who choose to tender all or a portion of their shares should undergo a reduction in their actual and constructive percentage ownership of the Company’s shares, even if the Offer is oversubscribed, and therefore should satisfy a Section 302 test and qualify for capital gain treatment. Stockholders are strongly urged to consult their own tax advisors regarding the likelihood that the stockholder will be able to meet one of the Section 302 tests.

      Treatment as a Dividend. If a stockholder does not satisfy any of the Section 302 tests, and the Company has sufficient earnings and profits (as the Company currently anticipates will be the case, although there can be no assurances), a tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer. This amount will not be reduced by the stockholder’s basis in the shares sold pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) the stockholder’s basis in those shares will be added to the stockholder’s basis in his remaining shares. Since no assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income.

      Special Rules for Corporate Stockholders. To the extent that the exchange of shares by a corporate stockholder is treated as a dividend, the stockholder generally will be entitled to a dividends-received deduction equal to 70% of the dividend, subject to applicable limitations, including those relating to “debt-financed portfolio stock” under Section 246A of the Code and to the 45-day holding period requirement of Section 246(c) of the Code. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all stockholders, any amount treated as a dividend to a corporate stockholder generally is expected to constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Under Section 1059 of the Code, a “corporate dividend” is equal to the deduction allowable under the dividends received deduction rules, and, if such portion exceeds the stockholder’s tax basis for the stock, the stockholder must treat any such excess as additional gain on the subsequent sale or other disposition of such stock.

      Backup Withholding. See “Section 3. Procedure for Tendering Shares” with respect to the federal income tax backup withholding requirements.

      Proposed Legislation Would Repeal Double Taxation of Dividends. Legislation has been proposed by President Bush and introduced in Congress that would, if it became law, eliminate the double taxation of corporate earnings by generally allowing corporations to distribute to their stockholders nontaxable dividends paid out of corporate income previously taxed at the corporate level. Under the proposed legislation, a corporation would calculate its “excludable dividend amount,” or EDA, each year. If an amount would be a dividend under current federal income tax law (including a dividend equivalent redemption as described above), it would be a tax-free dividend to the extent of the EDA and any excess would be subject to special rules. Instead of distributing tax-free dividends, a corporation generally would be allowed to allocate its EDA to increase its stockholders’ tax basis in their stock. In general, a redemption of stock would be characterized as either a distribution or a sale or exchange of stock in the same manner as under current law. The proposed legislation would be effective for distributions made on or after January 1, 2003 with respect to corporate earnings realized after 2000. We cannot predict whether such proposed legislation will be enacted into law or what its ultimate effective date would be.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THIS OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN REGARDING THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THIS OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING SHARES PURSUANT TO THIS OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED ABOVE.

16.     Extension of the Offer; Termination; Amendments

      The Company expressly reserves the right, at any time or from time to time, to elect to extend the period of time during which the Offer is open by publicly announcing the extension. The Company also expressly reserves the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in “Section 6. Certain Conditions of the Offer” by making a public announcement of such termination or postponement. The Company’s reservation of the right to delay payment for shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that the Company permit shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that the Company either pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of shares the Company may purchase or the price it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time if public announcement is made and, such announcement, in the case of an extension, is issued no later than 9:30 A.M., E.D.T., on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.

      If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information. If (i) the Company increases or decreases the price to be paid for shares, or the Company increases the number of shares being sought and any such increase in the number of shares being sought exceeds 2% of the outstanding shares of each class of common stock, or the Company decreases the number of shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

17.     Solicitation Fees and Expenses

      Officers and employees of the Company may contact stockholders by mail, in person or by telecommunication and may request custodians to forward materials relating to the Offer to beneficial owners. The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares pursuant to the Offer. However, the Company will, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials regarding the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company’s agent for purposes of this Offer.

18.     Miscellaneous

      The Offer is not being made to, nor will the Company accept tenders from, holders of shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of shares would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

BELK, INC.
April 23, 2003

ADDITIONAL INFORMATION

      The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or their nominee to the Company at the following address:

TO: BELK, INC.

      By Mail, Hand or Overnight Delivery:

                    Belk, Inc.

                    2801 West Tyvola Road
                    Charlotte, North Carolina 28217-4500
                    Attn: Ralph A. Pitts
                    (704) 357-1000

      You are directed to contact Ralph A. Pitts at the telephone number and address above with any questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery, or to confirm delivery of your shares.